May 2011 Preliminary Terms No. 764 Registration Statement No. 333-156423 Dated April 25, 2011 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

Commodity-Linked Partial Principal at Risk Securities due May 6, 2014
Based on the Performance of Brent Blend Crude Oil
Commodity-Linked Partial Principal at Risk Securities Based on the Performance of Brent Blend Crude Oil offer investors the opportunity to receive at maturity an amount of cash that may be more or less than the stated principal amount based on the performance of Brent blend crude oil.  Unlike ordinary debt securities, the securities do not pay interest and provide for a minimum payment amount of only 95% of the principal at maturity.  The payment at maturity will be greater than the $1,000 stated principal amount per security if the commodity percent change is greater than zero (meaning that Brent blend crude oil has appreciated in value), subject to a maximum payment amount, and equal to or less than the $1,000 stated principal amount per security if the commodity percent change is equal to or less than zero (meaning that Brent blend crude oil has remained the same or declined in value), subject to the minimum payment amount.  The payment at maturity may be up to 5% less than the stated principal amount.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	April 29, 2011
Original issue date:	May 6, 2011 (5 business days after the pricing date)
Maturity date:	May 6, 2014
Interest:	None
Underlying commodity:	Brent blend crude oil
Payment at maturity:
▪  If the commodity percent change is greater than zero:
        $1,000 + supplemental redemption amount
Under no circumstances will the payment at maturity exceed the maximum payment amount of $1,300 per security.
▪  If the commodity percent change is equal to or less than zero:
        $1,000 + ($1,000 x commodity percent change)
If the final commodity price is equal to or less than the initial commodity price, this amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than the minimum payment amount of $950 per security.

Supplemental redemption amount:	$1,000 x participation rate x commodity percent change; provided that the supplemental redemption amount will not be more than $300.
Participation rate:	150%
Maximum payment amount:	$1,300 per security (130% of the stated principal amount)
Minimum payment amount:	$950 per security (95% of the stated principal amount)
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Initial commodity price:	$ , which is the commodity price on the pricing date subject to adjustment for non-trading days and market disruption events.
Final commodity price:	The commodity price on the determination date subject to adjustment for non-trading days and market disruption events.
Commodity price:
On any day, the official settlement price per barrel of Brent blend crude oil on ICE Futures of the first nearby month futures contract, stated in U.S. dollars per barrel, as made public by ICE Futures.

Determination date:	May 1, 2014
CUSIP:	617482TP9
ISIN:	US617482TP99
Listing:	The securities will not be listed on any securities exchange.
Minimum purchase:	10 securities
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Agent:	Morgan Stanley & Co. Incorporated, a wholly owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per Security	100%	2.00%	98.00%
Total	$	$	$
(1)
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. Incorporated, the agent, a fixed sales commission of 2 % for each note it sells.  In addition, JPMorgan Chase Bank, N.A. will act as placement agent for sales to certain fiduciary accounts at a purchase price to such accounts of        % of the stated principal amount per note, and the placement agent will forgo any fees with respect to such sales.

(2)	Please see “Supplemental Plan of Distribution; Conflicts of Interest” in these preliminary terms for information about fees and commissions.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated December 23, 2008	Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

JPMorgan
Placement Agent

Commodity-Linked Partial Principal at Risk Securities due May 6, 2014
Based on the Performance of Brent Blend Crude Oil

Investment Overview

The Commodity-Linked Partial Principal at Risk Securities due May 6, 2014 (the “securities”) provide investors with an opportunity to gain capped upside exposure to the performance of Brent blend crude oil, while maintaining 1:1 downside exposure to any decrease in the price of Brent blend crude oil, subject to the minimum payment amount at maturity of $950 per security.

If, at maturity, the commodity percent change is greater than zero (meaning that Brent blend crude oil has appreciated in value), the securities will pay the stated principal amount of $1,000 plus a supplemental redemption amount.  The supplemental redemption amount provides 150% upside leverage (e.g., if the commodity percent change is 10%, the investor receives 100% of principal plus an additional $150 per security at maturity), subject to the maximum payment amount of $1,300 per security (130% of the stated principal amount).

However, if, at maturity, the commodity percent change is less than or equal to zero (meaning that Brent blend crude oil has remained the same or declined in value), the payment at maturity per security will be an amount less than (or equal to) the stated principal amount of $1,000 by an amount proportionate to the percentage decrease in the price of Brent blend crude oil, subject to the minimum payment amount of $950 per security.  The payment at maturity may be up to 5% less than the stated principal amount.  The securities do not pay interest, and all payments on the securities, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.

Maturity:	3 years
Interest:	None
Payment at maturity:	▪	If the commodity percent change is greater than zero: $1,000 + supplemental redemption amount
Under no circumstances will the payment at maturity exceed the maximum payment amount of $1,300.
	▪	If the commodity percent change is less than or equal to zero: $1,000 + ($1,000 x commodity percent change)
If the commodity percent change is less than zero, this amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than the minimum payment amount of $950 per security.
Maximum payment amount:	$1,300 per security (130% of the stated principal amount)
Minimum payment amount:	$950 per security (95% of the stated principal amount)

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Commodity-Linked Partial Principal at Risk Securities due May 6, 2014
Based on the Performance of Brent Blend Crude Oil

Underlying Commodity Overview

The price of Brent blend crude oil to which the return on the security is linked is the official settlement price per barrel of Brent blend crude oil on ICE Futures of the first nearby month futures contract, stated in U.S. dollars per barrel, as made public by ICE Futures on any day.

Underlying commodity information as of April 20, 2011
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
Brent blend crude oil (in U.S. dollars)	CO1	$123.85	$84.80	$126.65 (on 4/8/2011)	$69.55 (on 5/25/2010)
* The Bloomberg ticker symbol is being provided for reference purposes only.  The commodity price on any trading day will be determined based on the price published by ICE Futures.

Daily Official Settlement Prices of Brent Blend Crude Oil January 1, 2006 to April 20, 2011

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Commodity-Linked Partial Principal at Risk Securities due May 6, 2014
Based on the Performance of Brent Blend Crude Oil

Key Investment Rationale

This 3-year investment offers a potential return at maturity based on 150% participation in the positive performance of Brent blend crude oil, subject to a maximum payment at maturity of $1,300 per security with 1:1 downside exposure to any decrease in the price of Brent blend crude oil, subject to the minimum payment amount.  If held to maturity, the securities will pay at least the minimum payment amount of $950 for each $1,000 principal amount of securities, subject to the credit risk of Morgan Stanley.

Best Case Scenario
The commodity percent change is greater than zero on the determination date and, at maturity, the securities redeem for the maximum payment amount of $1,300 per security (130% of the stated principal amount).

Worst Case Scenario
The commodity percent change is less than or equal to zero on the determination date and, at maturity, the securities redeem for the minimum payment amount of $950 per security (95% of the stated principal amount).

Summary of Selected Key Risks (see page 11)

▪	The securities do not pay interest and provide a minimum payment amount of only 95% of principal.

▪	Your appreciation potential is limited.

▪	Market price of the securities may be influenced by many unpredictable factors.

▪	The securities are subject to the credit risk of Morgan Stanley, and its actual or anticipated credit ratings and credit spreads may adversely affect the market value of the securities.

▪	The price of Brent blend crude oil is volatile and is affected by numerous factors.

▪	The securities will not be listed and secondary trading may be limited.

▪	Suspension or disruptions of market trading in Brent blend crude oil and related futures markets may adversely affect the value of the securities.

▪	Not equivalent to investing directly in Brent blend crude oil.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

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Commodity-Linked Partial Principal at Risk Securities due May 6, 2014
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Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment amount at maturity of only 95% of the principal and have the terms described in these preliminary terms, as supplemented by the accompanying prospectus supplement and the prospectus.  At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based on the performance of Brent blend crude oil.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
April 29, 2011	May 6, 2011 (5 business days after the pricing date)	May 6, 2014
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Underlying commodity	Brent blend crude oil
Payment at maturity:	▪	If the commodity percent change is greater than zero: $1,000 + supplemental redemption amount
Under no circumstances will the payment at maturity exceed the maximum payment amount of $1,300 per security.
▪
If the commodity percent change is equal to or less than zero:
$1,000 + ($1,000 x commodity percent change)
If the final commodity price is equal to or less than the initial commodity price, this amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than the minimum payment amount of $950 per security.

Supplemental redemption amount:	$1,000 x participation rate x commodity performance factor; provided that the supplemental redemption amount will not be more than $300.
Minimum purchase:	10 securities
Participation rate:	150%
Maximum payment amount:	$1,300 per security (130% of the stated principal amount).
Minimum payment amount:	$950 per security (95% of the stated principal amount)
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Commodity price:
On any day, the official settlement price per barrel of Brent blend crude oil on ICE Futures of the first nearby month futures contract, stated in U.S. dollars per barrel, as made public by ICE Futures.

Initial commodity price:	$ , which is the commodity price on the pricing date subject to adjustment for non-trading days and market disruption events.
Final commodity price:	The commodity price on the determination date subject to adjustment for non-trading days and market disruption events.
Determination date:	May 1, 2014
Relevant exchange:	ICE Futures
Postponement of maturity date:
If, due to a market disruption event or otherwise, the determination date for any commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following such determination date as postponed.

Partially capital protected commodity-linked notes:
All references to “partially capital protected commodity-linked notes” or related terms in the accompanying prospectus supplement for partially capital protected currency-linked notes shall be deemed to refer to “commodity-linked partial principal at risk securities” when read in conjunction with these preliminary terms.

Risk Factors:	Please see “Risk Factors” beginning on page 11.

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Commodity-Linked Partial Principal at Risk Securities due May 6, 2014
Based on the Performance of Brent Blend Crude Oil

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482TP9
ISIN:	US617482TP99
Tax considerations:
Although the matter is not free from doubt, the securities will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the securities, even though no interest is payable on the securities.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the securities generally will be treated as ordinary income.  If the securities were priced on April 21, 2011, the “comparable yield” for the securities would be a rate of 2.7077% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a security (assuming an issue price of $1,000) would consist of a single projected amount equal to $1,084.0717 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the securities.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a security) that would be deemed to have accrued with respect to a security for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER SECURITY)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER SECURITY) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2011	$4.0616	$4.0616
July 1, 2011 through December 31, 2011	$13.5935	$17.6551
January 1, 2012 through June 30, 2012	$13.7775	$31.4326
July 1, 2012 through December 31, 2012	$13.9641	$45.3967
January 1, 2013 through June 30, 2013	$14.1531	$59.5498
July 1, 2013 through December 31, 2013	$14.3447	$73.8945
January 1, 2014 through the Maturity Date	$10.1772	$84.0717

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the securities, and we make no representation regarding the actual amount of the payment that will be made on a security.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, expect to hedge our anticipated exposure in connection with the securities including by taking positions in futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the price of the underlying commodity, and, therefore, could increase the commodity price required on the determination date before investors would receive at maturity a payment that exceeds the stated principal amount of the securities.  For further information, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and

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Commodity-Linked Partial Principal at Risk Securities due May 6, 2014
Based on the Performance of Brent Blend Crude Oil

instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
MS & Co. will act as the agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from MS & Co. Incorporated a fixed sales commission that will not exceed 2% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will act as placement agent for sales to certain fiduciary accounts at a purchase price to such accounts of              % of the stated principal amount per security, and the placement agent will

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Commodity-Linked Partial Principal at Risk Securities due May 6, 2014
Based on the Performance of Brent Blend Crude Oil

forgo any fees with respect to such sales.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Commodity-Linked Partial Principal at Risk Securities due May 6, 2014
Based on the Performance of Brent Blend Crude Oil

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Participation rate:	150%
Hypothetical maximum payment amount:	$1,300 per security (130% of the stated principal amount)
Minimum payment amount:	$950 per security (95% of the stated principal amount)

Payoff Diagram

How it works

▪
If the commodity percent change is greater than zero, then investors receive the $1,000 stated principal amount plus 150% of the increase in the price of the underlying commodity over the term of the securities, subject to the maximum payment amount.

o	If the commodity percent change is 10%, the investor would receive a 15% return, or $1,150 per security.

o	If the commodity percent change is 90%, the investor would receive only the hypothetical maximum payment amount of 130% of the stated principal amount, or $1,300 per security.

▪
If the commodity percent change is less than or equal to zero, investors would receive an amount less than (or equal to) the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decrease in the price of the underlying commodity, subject to the minimum payment amount of $950 per security.

o	If the commodity percent change is -3%, the investor would lose 3% of their principal and receive only $970 per security at maturity, or 97% of the stated principal amount.

o	If the commodity percent change is -50%, the investor would receive the minimum payment amount of 95% of the stated principal amount, or $950 per security.

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Commodity-Linked Partial Principal at Risk Securities due May 6, 2014
Based on the Performance of Brent Blend Crude Oil

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold an amount in cash based on the performance of the underlying commodity, determined as follows:

If the commodity percent change is greater than zero, investors will receive for each $1,000 stated principal amount of securities that they hold a payment at maturity equal to:

$1,000    +    supplemental redemption amount,

subject to a maximum payment amount of $1,300 per security (130% of the stated principal amount),

where,

supplemental redemption amount   =   $1,000    ×    participation rate    ×    commodity percent change

and

participation rate	=	150%

and

commodity percent change	=	final commodity price – initial commodity price
initial commodity price

If the commodity percent change is less than or equal to zero, investors will receive for each $1,000 stated principal amount of securities that they hold a payment at maturity equal to:

$1,000 +	($1,000	x	commodity percent change)

subject to the minimum payment amount of $950, or 95% of the stated principal amount,

If the commodity percent change is less than zero, the payment at maturity will be an amount less than the stated principal amount of $1,000, subject to the minimum payment amount of $950 per security.

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Commodity-Linked Partial Principal at Risk Securities due May 6, 2014
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Risk Factors
The securities are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the securities.  Accordingly, you should consult with your own financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of such securities in light of your particular circumstances.  The securities are not secured debt and investing in the securities is not equivalent to investing directly in the underlying commodity.  The following is a non-exhaustive list of certain key considerations for investors in the securities.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” beginning on page S-18 of the prospectus supplement.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

▪
The securities do not pay interest and provide a minimum payment amount of only 95% of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide for a minimum payment amount of only 95% of the principal at maturity.  If, on the determination date, the commodity percent change is less than zero, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the price of the underlying commodity, subject to the minimum payment amount of $950 per security (95% of the stated principal amount).  Even if you do not suffer a loss on the securities due to a decline in the price of the underlying commodity, the price of the underlying commodity may not appreciate significantly and therefore the return on your investment in the securities may be less than the amount that would be paid on an ordinary debt security issued by us with similar maturities.

▪	Your appreciation potential is limited. The appreciation potential of the securities is limited by the maximum payment amount of $1,300 per security, or 130% of the stated principal amount.

▪
Market price of the securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the market price of the underlying commodity and futures contracts on such commodity; the volatility (frequency and magnitude of changes in price) of the underlying commodity; trends of supply and demand for the underlying commodity; geopolitical conditions and economic, financial, political and regulatory or judicial events; interest and yield rates in the market;  time remaining to maturity; and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the securities will vary and may be less than the original issue price at any time prior to maturity and sale of the securities prior to maturity may result in a loss.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
The price of Brent blend crude oil is volatile and affected by numerous factors.  Brent  blend crude oil prices are volatile and are affected by numerous factors.  The price of Brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition

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Commodity-Linked Partial Principal at Risk Securities due May 6, 2014
Based on the Performance of Brent Blend Crude Oil

to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Petroleum Exporting Countries (OPEC) and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. The price of Brent blend crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future (see “Historical Information” beginning on page 14).

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The securities will not be listed and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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Suspension or disruptions of market trading in the underlying commodity and related futures markets may adversely affect the value of the securities.  Commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the price of the underlying commodity and, therefore, the value of the securities.

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Not equivalent to investing directly in the underlying commodity.  Investing in the securities is not equivalent to investing directly in the underlying commodity in futures contracts or forward contracts on the underlying commodity.  By purchasing the securities, you do not purchase any entitlement to the underlying commodity, futures contracts or forward contracts on the underlying commodity. Also, by purchasing the securities, you are taking credit risk of Morgan Stanley, not of any counter-party to futures contracts and forward contracts on the underlying commodity.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MSCG will determine the initial commodity price and final commodity price of the underlying commodity, the commodity percent change and calculate the amount of cash you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any settlement price in the event of a market disruption event, may affect the payout to you at maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment

May 2011	Page 12

Commodity-Linked Partial Principal at Risk Securities due May 6, 2014
Based on the Performance of Brent Blend Crude Oil

return under the terms of the securities or in any secondary market transaction. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity, and possibly in other instruments related to the underlying commodity.  Some of our subsidiaries also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price of the underlying commodity and, as a result, could increase the commodity price required on the determination date before you would receive a payment at maturity that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could adversely affect the final commodity price and, accordingly, the amount of cash you will receive at maturity.

May 2011	Page 13

Commodity-Linked Partial Principal at Risk Securities due May 6, 2014
Based on the Performance of Brent Blend Crude Oil

Historical Information

The following table sets forth the published high, low and end-of-quarter official Brent blend crude oil prices for each quarter in the period from January 1, 2006 through April 20, 2011.  The Brent blend crude oil price on April 20, 2011 was $123.85.  We obtained the information in the table from Bloomberg Financial Markets, without independent verification.  The historical performance of Brent blend crude oil should not be taken as an indication of its future performance.

Brent blend crude oil (in U.S. dollars per barrel)	High ($)	Low ($)	Period End ($)
2006
First Quarter	66.59	58.15	65.91
Second Quarter	74.64	65.91	73.51
Third Quarter	78.30	60.12	62.48
Fourth Quarter	64.62	57.87	60.86
2007
First Quarter	68.10	51.70	68.10
Second Quarter	72.18	64.44	71.41
Third Quarter	80.03	68.69	79.17
Fourth Quarter	95.76	76.58	93.85
2008
First Quarter	107.55	86.62	100.30
Second Quarter	140.31	100.17	139.83
Third Quarter	146.08	89.22	98.17
Fourth Quarter	95.33	36.61	45.59
2009
First Quarter	53.50	39.55	49.23
Second Quarter	71.79	48.44	69.30
Third Quarter	75.51	60.43	69.07
Fourth Quarter	79.69	67.20	77.93
2010
First Quarter	82.70	69.59	82.70
Second Quarter	88.94	69.55	75.01
Third Quarter	82.68	71.45	82.31
Fourth Quarter	94.75	81.10	94.75
2011
First Quarter	117.36	93.33	117.36
Second Quarter (through April 20, 2011)	126.65	118.70	123.85

May 2011	Page 14